EXHIBIT 99.1

American States Water Company Announces
Approved Rate Increase for 2004-2006 and a Charge to Earnings for 2003

San Dimas, California, March 17, 2004 — American States Water Company (NYSE:AWR) today announced that it will include a pre-tax charge of $6.3 million in its fourth quarter 2003 results to reflect a decision issued today by the California Public Utilities Commission (“CPUC”). The charge relates to the CPUC’s order requiring that the company’s Southern California Water Company (“SCW”) subsidiary, refund with interest, seventy percent of revenues received from the lease of certain of its water rights to the City of Folsom, California. SCW has leased 5,000 acre-feet of water rights to the City of Folsom since 1994.

In making today’s announcement, Floyd E. Wicks, President and CEO stated, “We are extremely disappointed in the CPUC’s decision and plan an appeal as soon as practical. On the positive side, however, the CPUC today did authorize an annualized increase of approximately $8.1 million, or 12.1%, in revenues for SCW’s Region III service area. We expect this increase to go into effect next week. In addition, the decision authorized additional rate increases effective during the next two years of $4.7 million in the aggregate.”

Wicks further stated, “We had delayed the filing of our Form 10-K with the Securities and Exchange Commission pending the results of today’s CPUC decision and, based on that decision, reported results for 2003 will be disappointing. Despite the results reported for 2003, we do not anticipate that the dividend policy of the Company will be negatively impacted by those results. In addition, we do not expect that this charge will have any significant impacts on 2004 operating results.”

Despite a CPUC Administrative Law Judge’s finding to the contrary, the CPUC order requires SCW to pay a fine of $180,000 for failing to secure authorization from the CPUC prior to the commencement of its lease with the City of Folsom (plus up to an additional $915,000 in suspended fines if SCW fails in the future to make certain additional filings related to the lease). In addition, today’s order will allow SCW to reverse into income during the fourth quarter of 2003 approximately $1.8 million in reserves that had been previously established for water quality-related matters. Those matters will now be dealt with through established CPUC procedures. The Company anticipates that the net impact of the lease-related charges and the reversal of the water quality reserves will be a pre-tax charge of $4.7 million in the fourth quarter of 2003.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	McClellan Harris III
Sr. Vice President and Chief Financial Officer
Telephone: (909) 394-3600, ext. 705